Exhibit 10.1

Shanghai TCH Energy Technology Co., Ltd. and Jihua Wang

Agreement of Supplementary and Amendment to the Equity Purchase Agreement

This Agreement of Supplementary and Amendment is signed on November 21, 2018 in Xi’an by two parties below.

Party A: Shanghai TCH Energy Technology Co., Ltd. (“Party A”)

Legal Representative: Geyun Wang

Address: No. 88 Century Avenue, Pudong New District, Shanghai

Party B: Jihua Wang

Address: Yanta District, Xi’an

All terms in this Agreement of Supplementary and Amendment, unless otherwise specified, are defined in the Equity Purchase Agreement entered by the Party A and Party B on September 30, 2018 (hereinafter referred to as the “Original Agreement”).

Whereas:

(1)	The parties signed an Equity Purchase Agreement on September 30, 2018.

(2)	The parties need to make supplementary agreements on matters not specified in the Equity Purchase Agreement.

(3)	The parties have negotiated and reached new agreements on the transferred asset, transaction price and payment method in consideration of the issues encountered by both parties in the process of implementing the Equity Purchase Agreement.

According to the “Company Law of the People’s Republic of China”, the “Contract Law of the People’s Republic of China”, the “Regulations of Administration Measures for Material Assets Reorganization of Non-listed Public Company”, based on the principle of equality and voluntariness, after friendly negotiation, the two parties agree to revise certain parts of the Original Agreement and have reached the following supplementary amendment agreements:

Article I Transferred Asset, Transaction Price and Payment Method

1.	The Transferred Asset of the transaction in Article 2.1 of the Original Agreement shall be revised from “20% equity ownership of Target Company owned by Party B” to “18% equity ownership of Target Company owned by Party B”;

2.	The Transaction Price of Transferred Asset in Article 2.2 of the Original Agreement shall be revised from “RMB 320 million” to “RMB 288 million”.

3.	The shares payment in Article 2.3.1 of the Original Agreement shall be revised from “RMB 260 million” to “RMB 228 million”; The issuance price for both common stock and preferred shares of CREG shall be revised from “$1.90 per share” to “$1.70 per share”; The number of preferred shares to be issued to Party B shall be revised from “17,376,950 shares” to “16,837,340 shares”.

Article II If any activities of the Target Company before the equity transfer result in the administrative actions, judicial proceedings or penalties which cause the Target Company unable to conduct its normal operation after the transfer of the equity, Party B shall reimburse all the Transaction Price to Party A.

Article III Party B shall assist Party A to complete the equity transfer and registration change of Target Company. If the Original Agreement or this Agreement of Supplementary and Amendment are invalid due to the reasons of Party B or Target Company, Party B shall assume all the responsibilities and compensate Party A for its losses.

Article IV Party B warrants that its equity of Target Company does not have any defect of rights. If there is any loss caused to Party A or the Target Company due to the defect of the Transferred Asset of Party B, Party B shall be liable for compensation.

Article V If there is any inconsistency between the Original Agreement and this Agreement of Supplementary and Amendment, this Agreement shall prevail.

Article VI This Agreement of Supplementary and Amendment shall become effective after being signed and sealed by both parties. The applicable law and dispute resolution of this Agreement shall be the same as the Original Agreement.

Article VII When this Agreement becomes effective, it shall become an integral part of the Original Agreement and shall have the same legal effect as the Original Agreement. . Except for the contents that are expressly revised in this Agreement, all terms of the Original Agreement remain in full force and effect.

Article VIII This Agreement is made in fourteen counterparts, each party shall hold two counterparts, and the remaining copies shall be reserved for the purpose of reporting to the approval and registration authorities related to this transaction, each of which shall have the same legal effect.

Party A: Shanghai TCH Energy Technology Co., Ltd.

Legal Representative/Authorized Representative:	/s/ Geyun Wang

Party B: Jihua Wang

Authorized Representative:	/s/ Jihua Wang